Runway Growth Finance Corp. Provides Third Quarter 2026 Portfolio Update

Completed Four Investments in Existing Portfolio Companies Representing $8.5 Million in Fundings

MENLO PARK, Calif., October 13, 2026 (GLOBE NEWSWIRE) -- Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today provided an operational and portfolio update for the quarter ended September 30, 2026.

“During the third quarter of 2026, with our expanded leadership team in place, we remained focused on optimizing the portfolio and allocating capital in a manner that we believe best serves our shareholders,” said Runway Growth Founder and Co-CEO David Spreng. “We continue to take a measured approach to new originations while remaining optimistic about Runway’s long-term growth opportunity and confident in our ability to capitalize on the expanding financing needs of the innovation economy.”

“We continued to make progress this quarter optimizing our portfolio, which we believe is one of the most important ways we can create value for shareholders,” said Runway Growth Co-CEO Michael Rovner. “We are encouraged by the healthy level of repayment activity, which we believe reflects the underlying strength of many of our portfolio companies. As we noted earlier this quarter, we believe Runway’s share price does not accurately reflect the fundamentals of our portfolio. We remain focused on closing that valuation gap over time through disciplined capital deployment, including share repurchases and selective new originations.”

Originations

During the third quarter of 2026, Runway Growth funded follow-on investments in four existing portfolio companies totaling approximately $8.5 million. These included:

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Completion of follow-on investments in an aggregate amount of $2.9 million to three existing portfolio companies;
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Restructure of approximately $28.9 million in unfunded commitments to Marley Spoon SE into a €8.1 million bridge loan, of which approximately $5.6 million was funded during the quarter.

Marley Spoon remains under active portfolio management. The portfolio company is advancing a revised operating plan focused on reducing costs and achieving financial sustainability, which includes a recently announced 21% workforce reduction. Runway remains actively engaged as the restructuring process evolves and continues to evaluate multiple paths to liquidity.

Liquidity Events

During the third quarter of 2026, Runway Growth experienced the following liquidity events totaling $139.4 million in its investment portfolio:

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Full repayment of the Company's senior secured term loan to 3PL Central LLC (dba Extensiv) of $72.3 million;
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Full repayment of the Company's senior secured term loan to Route 92 Medical, Inc. of $35.0 million;
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Full repayment of the Company's senior secured term loan to Onward Medical, N.V. of $17.1 million;
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Full repayment of the Company's senior secured term loan to Shepherd Intermediate, LLC (dba Federal Hearings and Appeals Services) of $6.3 million; and
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Other scheduled loan principal amortization payments and partial prepayments of $8.7 million.

Portfolio Construction and Management

Runway Growth is a credit-first organization, carefully structured to focus on what it believes to be the highest-quality, late-stage companies in the venture debt market. The Company seeks to uphold industry-leading investment standards as well as disciplined underwriting and monitoring of its portfolio. Runway Growth is positioned as a preferred lender in the venture debt space, supporting and working closely with companies to help them reach their full growth potential. Since inception, the Company has focused on the fastest growing sectors of the economy, including healthcare, technology and select consumer services and products industries.

As of September 30, 2026, the Runway Growth portfolio included 52 debt investments to 42 companies and 102 equity investments in 66 companies, including 31 companies where Runway Growth holds both a debt and equity investment. Investments were comprised of late and growth-stage businesses in the technology, healthcare and select consumer services and products industries. Runway Growth’s normal business operations include frequent communication with portfolio companies.

About Runway Growth Finance Corp.

Runway Growth is a specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Runway Growth is externally managed by Runway Growth Capital LLC, an affiliate of BC Partners Advisors L.P., and led by industry veterans David Spreng and Michael Rovner. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

No Offer or Solicitation

This press release is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and the communication of this press release is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in Runway Growth or in any fund or other investment vehicle managed by Runway Growth Capital LLC, BC Partners Advisors L.P. or any of their affiliates.

Important Disclosures

Strategies described in this press release involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual report on Form 10-K in the section entitled “Risk Factors”, which may be obtained on the Company’s website, www.runwaygrowth.com, or the SEC’s website, www.sec.gov.

IR Contacts

Taylor Donahue, Prosek Partners, rway@prosek.com

Carmela Thomson, Chief Financial Officer, ct@runwaygrowth.com